UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of earliest reported event):  February 29, 2012

NORANDA ALUMINUM HOLDING CORPORATION
(Exact Name of Registrant as Specified in Its Charter)

Delaware (State or Other Jurisdiction of Incorporation)	001-34741 (Commission File Number)	20-8908550 (IRS Employer Identification Number)

801 Crescent Centre Drive, Suite 600, Franklin, Tennessee 37067
(Address of Principal Executive Offices) (Zip Code)

Registrant’s telephone number, including area code:  (615) 771-5700

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

⃞ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

⃞ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

⃞ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

⃞ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01—Entry into a Material Definitive Agreement

$325 million Term Loan Facility

On February 29, 2012, Noranda Aluminum Acquisition Corporation (“AcquisitionCo”), a wholly-owned subsidiary of Noranda Aluminum Holding Corporation (the “Company”), entered into a $325 million Senior Secured Term Loan B Facility (the “Term Loan Agreement”) among AcquisitionCo, as borrower, the Company and Bank of America, N.A., as administrative agent.

The Term Loan Agreement provides for an initial borrowing of $325 million.  The Term Loan Agreement also permits AcquisitionCo to incur incremental borrowings thereunder in an aggregate principal amount equal to the greater of (1) $100 million and (2) an amount such that, after giving effect to such incremental borrowing, AcquisitionCo will be in pro forma compliance with a maximum total net senior secured leverage ratio of 2.25 to 1.00.  Incremental borrowings are uncommitted and the availability thereof will depend on market conditions at the time AcquisitionCo seeks to incur such borrowings.

Obligations of AcquisitionCo under the Term Loan Agreement are senior obligations guaranteed by the Company and substantially all of AcquisitionCo’s wholly-owned existing and future direct and indirect United States subsidiaries, with certain customary or agreed-upon exceptions.  AcquisitionCo and its subsidiary guarantors have pledged substantially all of their assets as security for such obligations, while the Company has pledged its shares of capital stock of AcquisitionCo.  These security interests shall be second priority with respect to accounts receivable, inventory and certain related assets and first priority with respect to all other pledged assets.

All outstanding principal and interest under the Term Loan Agreement will be due and payable on the earlier of (1) February 28, 2019 and (2) 91 days prior to the maturity of AcquisitionCo’s floating rate senior notes due 2015 (the “Senior Notes”), if more than $100 million of the principal amount of the Senior Notes remains outstanding on such date.  The Term Loan Agreement requires AcquisitionCo to repay borrowings outstanding thereunder in the amount of 100% per annum, payable quarterly, with the balance due on the maturity date.

AcquisitionCo may prepay amounts outstanding under the Term Loan Agreement at any time.  If such prepayment is made on or prior to the first anniversary of the date of the Term Loan Agreement as a result of certain refinancing or repricing transactions, AcquisitionCo shall be required to pay a fee equal to 1.00% of the principal amount of the obligations so refinanced or repriced.  Subject to certain exceptions, the Term Loan Agreement requires AcquisitionCo to prepay certain amounts outstanding thereunder with (a) the net cash proceeds of certain asset sales and certain issuances of debt and (b) a percentage of excess cash flow, which percentage is based upon AcquisitionCo’s total net senior secured leverage ratio.

Borrowings under the Term Loan Agreement bear interest at a rate equal to an applicable margin plus, at AcquisitionCo’s option, either (a) a base rate calculated in a customary manner (provided such base rate shall not be less than 2.25%, or (b) an adjusted eurodollar rate calculated in a customary manner (provided that such adjusted eurodollar rate shall not be less than 1.25%).  The applicable margin is 3.50% per annum with respect to base rate borrowings and 4.50% per annum with respect to eurodollar rate borrowings.

The Term Loan Agreement contains certain customary affirmative and negative covenants, restrictions and events of default.

A portion of the proceeds from the closing of the Term Loan Agreement were used to repay the remaining balance under the Company’s previous senior secured credit facility.  The remainder of the proceeds are anticipated to be used for general corporate purposes, the funding of a tender offer for a portion of AcquisitionCo's existing Floating Rate Notes due 2015 and a supplemental dividend described in more detail below.

$250 million Asset-Based Revolving Credit Facility

On February 29, 2012, AcquisitionCo entered into a $250 million Asset-Based Revolving Credit Facility (the “ABL Agreement”) among AcquisitionCo and certain wholly owned Unites States subsidiaries of AcquisitionCo, as borrowers, the Company and Bank of America, N.A., as administrative agent.

Subject to certain exceptions, maximum availability under the ABL Agreement is equal to the lesser of (1) $250 million and (2) a borrowing base ordinarily equal to (i) 85% of the net amount of eligible accounts receivable plus (ii) the lesser of (A) 80% of the lesser of the original cost or market value of eligible inventory and (B) 90% of the orderly liquidation value of eligible inventory minus (iii) any applicable reserves; provided that, until delivery of an initial inventory appraisal and field examination, the borrowing base shall be equal to the sum of (x) 65% of the net book value of the borrowers’ consolidated accounts receivable and (y) 40% of the net book value of the borrowers’ consolidated inventory.  Subject to such limitation, the borrowers may request the issuance of letters of credit, up to an aggregate amount available to be drawn of $75 million, and the borrowing of swingline loans, up to an aggregate amount equal to 10% of the outstanding commitments under the ABL Agreement.  The ABL Agreement also permits AcquisitionCo to incur incremental commitments thereunder in an aggregate principal amount of up to $100 million.  Incremental commitments are uncommitted and the availability thereof will depend on market conditions at the time AcquisitionCo seeks to incur such commitments.

Obligations of the borrowers under the ABL Agreement are senior obligations guaranteed by the Company, each borrower and substantially all of AcquisitionCo’s wholly owned existing and future direct and indirect United States subsidiaries, with certain customary or agreed-upon exceptions.  AcquisitionCo and its subsidiary guarantors have pledged substantially all of their assets as security for such obligations, while the Company has pledged its shares of capital stock of AcquisitionCo.  These security interests shall be first priority with respect to accounts receivable, inventory and certain related assets and second priority with respect to all other pledged assets.

All outstanding principal and interest under the ABL Agreement will be due and payable on the earlier of (1) February 28, 2017 and (2) 91 days prior to the maturity of the Senior Notes, if more than $100 million of the principal amount of the Senior Notes remains outstanding on such date. AcquisitionCo may prepay amounts, and/or terminate commitments, outstanding under the ABL Agreement at any time without penalty or premium.

Borrowings under the Term Loan Agreement bear interest at a rate equal to an applicable margin plus, at AcquisitionCo’s option, either (a) a base rate calculated in a customary manner or (b) an adjusted eurodollar rate calculated in a customary manner.  The applicable margin is determined based on AcquisitionCo’s average quarterly excess availability under the ABL Agreement.   The initial applicable margin is 0.75% per annum with respect to base rate borrowings and 1.75% per annum with respect to eurodollar rate borrowings.  AcquisitionCo is also required to pay a quarterly commitment fee equal 0.375% per annum of the average amount of unused commitments during the applicable quarter, as well as quarterly letter of credit fees equal to the product of (A) the applicable margin with respect to eurodollar borrowings and (B) the average amount of available to be drawn under outstanding letters of credit during such quarter.

The ABL Agreement contains certain customary affirmative and negative covenants, restrictions and events of default.  If availability under the ABL Agreement is less than certain minimum threshold amounts, AcquisitionCo must maintain a minimum fixed charge coverage ratio of 1.00 to 1.00.

At closing, there was no outstanding balance under the ABL Agreement and approximately $29.4 million in letters of credit outstanding thereunder.

Item 1.02—Termination of a Material Definitive Agreement

In connection with, and simultaneously with the agreements described in Item 1.01 above, AcquisitionCo terminated its previously existing senior secured credit agreement among itself, the Company as guarantor, and Merrill Lynch Capital Corporation, as administrative agent, and a syndicate of lenders.

Item 2.03—Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant

The information set forth in Item 1.01 is incorporated by reference to this Item 2.03.

Item 8.01—Other Events

On February 29, 2012, the Company’s Board of Directors announced that it has declared a supplemental dividend of $1.25 per share, to be paid on March 19, 2012 to shareholders of record as of March 12, 2012.  Cash payments related to the supplemental dividend will total approximately $88 million in aggregate.  The balance of the net proceeds from the refinancing are anticipated to be used for general corporate purposes and the funding of a tender offer for a portion of AcquisitionCo's existing Floating Rate Notes due 2015.

A copy of the press release issued by the Company with respect to the foregoing matters is attached as Exhibit 99.1 to this Current Report on Form 8-K and is incorporated by reference herein.

Item 9.01—Financial Statements and Exhibits

Exhibit
Number	Description

99.1	Press release, dated February 29, 2012

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

NORANDA ALUMINUM
HOLDING CORPORATION

Date:	February 29, 2012	By:	/s/ Robert B. Mahoney
Robert B. Mahoney
Chief Financial Officer